UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 21, 2021

Herbalife Nutrition Ltd.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	1-32381	98-0377871
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309 Ugland House Grand Cayman Cayman Islands	KY1-1104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: c/o (213) 745-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0005 per share	HLF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On May 21, 2021, HLF Financing SaRL, LLC and Herbalife International, Inc. (collectively, the “Issuers”), each an indirect wholly-owned subsidiary of Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, completed the previously announced redemption of all $400 million outstanding aggregate principal amount of 7.250% senior notes due August 2026 (the “2026 Notes”). The 2026 Notes were redeemed at a redemption price of 105.182% of the outstanding aggregate principal amount, plus accrued and unpaid interest to, but excluding the redemption date, in accordance with the indenture governing the 2026 Notes (the “2026 Notes Indenture”), resulting in an aggregate payment of approximately $428.5 million. As a result, the 2026 Notes Indenture was satisfied and discharged and the Issuers and guarantors have no further obligations under the 2026 Notes, the related guarantees or the 2026 Notes Indenture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Nutrition Ltd.

May 21, 2021	By:	/s/ Alexander Amezquita
		Name:	Alexander Amezquita
		Title:	Chief Financial Officer